Exhibit 99.1

Coldwater Creek Announces Fiscal 2006 Third Quarter Results

Sandpoint, Idaho, November 21, 2006 – Coldwater Creek Inc. (NASDAQ: CWTR) today reported financial results for the three and nine month periods ended October 28, 2006.

Consolidated Results

Net income for the three-month period ended October 28, 2006, increased $5.4 million, or 51.8 percent, to $15.9 million, or $0.17 per diluted share. This compares with net income of $10.5 million, or $0.11 per diluted share, for the three-month period ended October 29, 2005. Net sales in the fiscal 2006 third quarter increased 37.2 percent to $256.4 million from $186.8 million in the fiscal 2005 third quarter.

Net income for the nine-month period ended October 28, 2006, increased $14.3 million, or 56.9 percent, to $39.5 million, or $0.42 per diluted share, compared with net income of $25.2 million, or $0.27 per diluted share, for the nine-month period ended October 29, 2005. Net sales in the first nine months of fiscal 2006 increased 38.8 percent to $688.1 million from $495.7 million in the same period a year ago.

Comparable store sales increased 9.9 percent for the three-month period ended October 28, 2006, compared with a 6.8 percent increase in the prior-year period.

“Our triple-channel business strategy once again delivered a positive performance for the recent quarter, resulting in net income growth of more than 51 percent, net sales growth of more than 37 percent and a solid increase in same-store sales,” said Dennis Pence, chairman and chief executive officer for Coldwater Creek. “At the same time, we had increases of approximately 80 and 70 basis-points in gross margin and operating margin, respectively, compared with the same period last year.

“The third quarter was notable because of strong net sales increases in all three channels - retail stores, Internet and catalogs - as we successfully navigated what proved to be a highly promotional marketplace during the fall season,” Pence added.

Gross profit for the fiscal 2006 third quarter was $122.2 million, or 47.7 percent of net sales, compared with $87.5 million, or 46.8 percent of net sales, for the fiscal 2005 third quarter. The increase in gross profit rate was primarily due to higher merchandise margins associated with our direct sourcing program and improved leveraging of our retail occupancy costs, partially offset by increased promotional activity.

Selling, general and administrative expenses for the fiscal 2006 third quarter were $97.9 million, or 38.2 percent of net sales, compared with $71.1 million, or 38.1 percent of net sales, for the fiscal 2005 third quarter. The increase in selling, general and administrative expenses of $26.7 million was driven primarily by increases in marketing, personnel and overhead costs associated with the company’s retail expansion.

Income from operations for the fiscal 2006 third quarter increased $7.9 million, or 48.3 percent, to $24.3 million, or 9.5 percent of net sales, compared with $16.4 million, or 8.8 percent of net sales, for the fiscal 2005 third quarter.

Retail Segment

Net sales from the retail segment, which includes the company’s premium retail stores, resort and outlet stores and six test spa locations, increased 48.0 percent to $167.5 million in the fiscal 2006 third quarter, from $113.2 million in the fiscal 2005 third quarter. Retail segment net sales represented 65.3 percent of the company’s total net sales in the fiscal 2006 third quarter, compared with 60.6 percent in the fiscal 2005 third quarter.

Net sales from the retail segment increased 51.0 percent to $439.9 million in the first nine months of fiscal 2006, from $291.4 million in the comparable period last year. Retail segment net sales represented 63.9 percent of the company’s total net sales in the first nine months of fiscal 2006, compared with 58.8 percent in the same period a year ago.

The company opened 29 premium retail stores during the fiscal 2006 third quarter for a total of 225 premium retail stores in operation at the end of the fiscal 2006 third quarter, compared with 163 premium retail stores at the end of the fiscal 2005 third quarter.

Direct Segment

Direct segment net sales increased 20.6 percent to $88.8 million in the fiscal 2006 third quarter from $73.7 million in the fiscal 2005 third quarter. Direct segment net sales represented 34.7 percent of the company’s total net sales in the fiscal 2006 third quarter, compared with 39.4 percent in the fiscal 2005 third quarter.

Direct segment net sales increased 21.4 percent to $248.1 million in the first nine months of fiscal 2006 from $204.3 million in the comparable period last year. Direct segment net sales represented 36.1 percent of the company’s total net sales in the first nine months of fiscal 2006, compared with 41.2 percent in the same period a year ago.

Internet

Internet net sales increased 28.6 percent to $59.5 million in the fiscal 2006 third quarter from $46.2 million in the fiscal 2005 third quarter. Internet net sales represented 66.9 percent of the direct segment’s net sales in the fiscal 2006 third quarter, compared with 62.8 percent in the fiscal 2005 third quarter. Internet net sales represented 23.2 percent of the company’s total net sales in the fiscal 2006 third quarter, compared with 24.7 percent in the fiscal 2005 third quarter.

Internet net sales increased 31.3 percent to $164.9 million in the first nine months of fiscal 2006 from $125.6 million in the comparable period last year. Internet net sales represented 66.5 percent of the direct segment’s net sales in the first nine months of fiscal 2006, compared with 61.5 percent in the same period last year. Internet net sales represented 24.0 percent of the company’s total net sales in the first nine months of fiscal 2006, compared with 25.3 percent in the comparable period last year.

Catalog

Catalog net sales increased 7.1 percent to $29.4 million in the fiscal 2006 third quarter from $27.4 million in the fiscal 2005 third quarter. Catalog net sales represented 33.1 percent of the direct segment’s net sales in the fiscal 2006 third quarter, compared with 37.2 percent in the fiscal 2005 third quarter. Catalog net sales represented 11.5 percent of the company’s total net sales in the fiscal 2006 third quarter, compared with 14.7 percent in the fiscal 2005 third quarter.

Catalog net sales increased 5.7 percent to $83.2 million in the first nine months of fiscal 2006 from $78.7 million in the comparable period last year. Catalog net sales represented 33.5 percent of the direct segment’s net sales in the first nine months of fiscal 2006, compared with 38.5 percent in the same period last year. Catalog net sales represented 12.1 percent of the company’s total net sales in the first nine months of fiscal 2006, compared with 15.9 percent in the comparable period last year.

Liquidity and Inventory

At the end of the fiscal 2006 third quarter, the company had no short or long-term debt and a cash position of $108.0 million compared with a cash position of $104.7 million at the end of the fiscal 2005 third quarter. The company’s working capital increased to $164.3 million at the end of the fiscal 2006 third quarter from $125.8 million at the end of the fiscal 2005 third quarter. Inventory increased $64.8 million, or 57.3 percent, to $177.8 million at the end of the fiscal 2006 third quarter from $113.0 million at the end of the fiscal 2005 third quarter. This increase is primarily attributable to the addition of 62 premium retail stores since the end of the fiscal 2005 third quarter.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Tuesday, November 21, 2006 at 4:45 p.m. (Eastern) to discuss fiscal 2006 third quarter results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=36631. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the company’s Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Tuesday, November 28, 2006. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “9540483”. A replay or transcript of the call will also be available in the investor relations section of the company’s Web site.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of premium retail stores located across the country, an Internet site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION: This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our ability to successfully implement our planned retail rollout strategy; our potential inability to recover fixed costs associated with our retail expansion due to sluggish sales; unanticipated increases in mailing and printing costs; consumer privacy concerns about purchasing merchandise over the Internet or potential external or internal infrastructure system failures affecting our e-commerce website; uncertainties related to managing expanding operations and the complexities of our multi-channel strategy; the cost of additional overhead that may be required to expand our brand; the inherent difficulty in forecasting consumer buying patterns and trends and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained due to factors beyond our control, such as current retail conditions, consumer confidence and heightened promotional activity in the marketplace; and such other factors as are discussed in our Quarterly Reports on Form 10-Q, as may be amended, and in our most recent Annual Report on Form 10-K/A filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Divisional Vice President of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Nine Months Ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
Statements of Operations:
Net sales	$256,371	$186,835	$688,054	$495,741
Cost of sales	134,188	99,325	363,263	269,019

Gross profit	122,183	87,510	324,791	226,722
Selling, general and administrative expenses	97,864	71,117	264,867	187,605

Income from operations	24,319	16,393	59,924	39,117
Interest, net, and other	1,770	1,015	5,222	2,735

Income before income taxes	26,089	17,408	65,146	41,852
Income tax provision	10,210	6,946	25,681	16,698

Net income	$15,879	$10,462	$39,465	$25,154

Net income per share - Basic	$0.17	$0.11	$0.43	$0.28

Weighted average shares outstanding - Basic	92,665	91,656	92,438	91,353
Net income per share - Diluted	$0.17	$0.11	$0.42	$0.27

Weighted average shares outstanding - Diluted	94,840	94,511	94,741	94,268

Supplemental Data:
	Three Months Ended		Nine Months Ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
Operating Statistics:
Catalogs mailed	24,049	24,345	70,665	68,146
Premium retail store count			225	163
Spa store count			6	—
Resort store count			1	2
Outlet store count			25	21
Premium retail store square footage			1,257	894

	Three Months Ended		Nine Months Ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
Channel Net Sales:
Retail	$167,526	$113,178	$439,923	$291,408
Internet	59,468	46,229	164,894	125,620
Catalog	29,377	27,428	83,237	78,713

Total	$256,371	$186,835	$688,054	$495,741

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS

	October 28, 2006	January 28, 2006	October 29, 2005
CURRENT ASSETS:
Cash and cash equivalents	$108,015	$131,856	$104,677
Receivables	40,023	28,814	32,089
Inventories	177,784	86,309	113,019
Prepaid and other	12,961	8,319	8,057
Prepaid and deferred marketing costs	16,664	10,438	18,333
Deferred income taxes	3,400	2,573	434

Total current assets	358,847	268,309	276,609
Property and equipment, net	230,752	178,897	162,336
Deferred income taxes	—	1,850	2,788
Restricted cash	4,440	4,453	1,012
Intangible assets	4,667	4,667	—
Other	335	234	306

Total assets	$599,041	$458,410	$443,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$136,922	$76,329	$111,329
Current deferred co-branded credit card revenue	4,904	3,112	1,683
Accrued liabilities	52,077	45,481	35,889
Income taxes payable	668	11,377	1,921

Total current liabilities	194,571	136,299	150,822
Deferred rents	86,798	62,632	59,862
Deferred co-branded credit card revenue	8,197	5,428	2,896
Deferred income taxes	1,434	—	—
Supplemental Employee Retirement Plan	6,038	4,982	—
Other	686	672	195

Total liabilities	297,724	210,013	213,775

Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 92,995,211, 92,020,789 and 91,741,133 shares issued, respectively	930	920	612
Additional paid-in capital	120,847	108,316	105,773
Deferred compensation on restricted stock	—	(914)	(1,074)
Retained earnings	179,540	140,075	123,965

Total stockholders’ equity	301,317	248,397	229,276

Total liabilities and stockholders’ equity	$599,041	$458,410	$443,051

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended
	October 28, 2006	October 29, 2005
OPERATING ACTIVITIES:
Net income	$39,465	$25,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,690	18,411
Amortization of Supplemental Employee Retirement Plan	1,056	252
Deferred rent amortization	(3,218)	(1,494)
Deferred income taxes	2,457	(910)
Stock-based compensation	1,778	3,224
Excess tax benefit from exercise of stock options	(7,776)	—
(Gain) loss on asset disposition	323	(112)
Other	625	19
Net change in operating assets and liabilities:
Receivables	(11,209)	(19,381)
Inventories	(91,475)	(49,267)
Prepaid and other	(4,642)	(1,493)
Prepaid and deferred marketing costs	(6,226)	(11,428)
Accounts payable	62,371	60,393
Accrued liabilities	3,115	2,248
Income taxes payable	(2,328)	(2,815)
Deferred co-branded credit card revenue	4,561	4,579
Deferred rents	30,865	23,539
Other changes in non-current assets and liabilities	(223)	—

Net cash provided by operating activities	46,209	50,919

INVESTING ACTIVITIES:
Purchase of property and equipment	(80,505)	(58,270)
Escrow and restricted cash	—	(1,012)

Net cash used in investing activities	(80,505)	(59,282)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options	2,679	—
Excess tax benefit from exercise of stock options	7,776	1,836

Net cash provided by financing activities	10,455	1,836

Net (decrease) increase in cash and cash equivalents	(23,841)	(6,527)
Cash and cash equivalents, beginning	131,856	111,204

Cash and cash equivalents, ending	$108,015	$104,677